Exhibit 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 16, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the segments discussed in Note 11, as to which the date is November 14, 2006, relating to the consolidated financial statements, management’s assessment of the effectiveness, of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated November 15, 2006. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.
PricewaterhouseCoopers LLP
Houston, Texas
November 21, 2006